Exhibit 99.1

(Translation)

August 5, 2015

Company name	Acucela Inc.
Representative	Ryo Kubota, Chairman, President and CEO
Code number	4589, TSE Mothers
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
TEL:81-03-5789-5872 (main)
Attorney-in-fact	Ken Takahashi
Baker & McKenzie
(Gaikokuho Joint Enterprise)
TEL:81-03-6271-9900

Revisions to Earnings Forecasts

Based on the recent business performance, we have revised the earnings forecasts announced on March 26, 2015 as follows:

***

Revisions to the Forecast for the Earnings for 2015

(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (low Rev)	Revenue from collaborations (high Rev)	Loss from operations (low Rev)	Loss from operations (high Rev)	Income (loss) before income tax (low Rev)	Income (loss) before income tax (high Rev)	Net loss (low Rev)	Net loss (high Rev)
Previous Forecast (A)	$33,200	$35,700	$(12,000)	$(9,575)	$(11,575)	$(9,225)	$(11,650)	$(9,350)
	¥4,065,340	¥4,371,465	¥(1,469,400)	¥(1,172,459)	¥(1,417,359)	¥(1,129,601)	¥(1,426,543)	¥(1,144,908)
Revised Forecast (B)	$23,000	$25,500	$(24,377)	$(21,952)	$(23,952)	$(21,602)	$(24,027)	$(21,727)
	¥2,816,350	¥3,122,475	¥(2,984,964)	¥(2,688,022)	¥(2,932,922)	¥(2,645,165)	¥(2,942,106)	¥(2,660,471)
Change (B-A)	$(10,200)	$(10,200)	$(12,377)	$(12,377)	$(12,377)	$(12,377)	$(12,377)	$(12,377)
	¥(1,248,990)	¥(1,248,990)	¥(1,515,564)	¥(1,515,564)	¥(1,515,564)	¥(1,515,564)	¥(1,515,564)	¥(1,515,564)
Percentage Change (%)	(31)%	(29)%	N/A	N/A	N/A	N/A	N/A	N/A

	Net loss per share (low)¹	Net loss per share (high)¹
Previous Forecast (A)	$(0.32)	$(0.26)
	¥(39)	¥(32)
Revised Forecast (B)	$(0.66)	$(0.60)
	¥(81)	¥(73)
Change (B-A)	$(0.34)	$(0.34)
	¥(42)	¥(42)
Percentage Change (%) - omitted where not meaningful	N/A	N/A

(Note 1): Net loss per share was computed for the previous 2015 forecast using 35,834,467 weighted average shares for expected basic shares outstanding and for the revised 2015 forecast using 36,480,959. The increase in shares outstanding was due to stock options exercises and restricted stock units that vested during the period.

(Note 2): The earnings forecast of the Company is based on U.S. dollar amounts. Amounts in parenthesis are converted amounts (JPY in thousands except for per share amounts) at the rate of 1 USD = ¥122.45, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2015 for the sake of convenience.

(Note 3): Brackets for 'low' denominate the low end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss. Brackets for 'high' denominate the high end of the range for revenue from collaborations, loss from operations, loss before income taxes and net loss.

Reasons for revisions

Revenue from collaborations. Revenue from collaborations reimburse the Company for costs it incurs in the course of collaborative research. Revisions to the revenue forecast are due to lower than expected reimbursable expenses.

Operating loss. The $12.4 million (¥1,515.6 million) variance in operating loss can be attributed to an increased allocation of company personnel to internal research, which is not reimbursed, and expenses associated with the May 1, 2015 Special Shareholders’ meeting, related management change expenses consisting of legal and consulting fees, severance costs, and recruiting and retention costs. Increase in operating loss was principally due to costs in connection with the Special Meeting and the subsequent changes in the Company’s management.

Loss before income tax. The $12.4 million (¥1,515.6 million) weaker performance in loss before income tax can be attributed to an increased allocation of company personnel to internal research, which is not reimbursed, and expenses associated with the May 1, 2015 Special Shareholders’ meeting, related management change expenses consisting of legal and consulting fees, severance costs, and recruiting and retention costs.

Net loss and net loss per share. Due to an increased allocation of company personnel to internal research, which is not reimbursed, and expenses associated with the May 1, 2015 Special Shareholders' meeting, related management change expenses consisting of legal and consulting fees, severance costs and recruiting and retention cost, net loss is $12.4 million (¥1,515.6 million) less than the forecast due to the changes to operating loss and loss before income tax. Net loss per share is $0.34 (¥42) less than the original 2015 forecast.

Note: Actual results may differ materially and adversely from those expressed in any forecasts. Factors that could cause the Company’s actual results to differ materially include, but are not limited to the risk that our collaboration partner terminates the co-development of any of our product candidates, that our product candidates will not demonstrate the expected benefits and will not achieve regulatory approval or be successfully commercialized, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, our dependence on and our ability to retain and motivate our key management and scientific staff, including Ryo Kubota, M.D., Ph.D., and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission ("SEC"), which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).